COMSTOCK
RESOURCES


FOR IMMEDIATE RELEASE                                             NEWS RELEASE



Contact:     Roland O. Burns
             Senior Vice President
             (214) 701-2000



             COMSTOCK RESOURCES, INC. AGREES TO ACQUIRE PROPERTIES
               FROM SONAT EXPLORATION COMPANY FOR $51.25 MILLION


             DALLAS, TX, May 17, 1995--Comstock Resources, Inc. ("Comstock")(NASDAQ-NMS:CMRE) today announced that on May 16, 1995, Comstock and Sonat Exploration Company, a wholly owned subsidiary of Sonat Inc., entered into a purchase and sale agreement under which Comstock will acquire certain producing oil and gas properties and natural gas gathering systems located in East Texas and North Louisiana for total consideration of $51.25 million. Closing of the acquisition is subject to certain governmental and other approvals including Board of Directors' approval by Comstock and Sonat Inc.

             Comstock is acquiring interests in 330 (180 net) oil and gas wells and will operate 248 of these wells. The properties are currently producing 50 million cubic feet of gas a day (20 million cubic feet, net) and 510 barrels of oil a day (233 barrels, net). Comstock estimates that the interests being acquired have proved oil and gas reserves of approximately 102 billion cubic feet of natural gas and 848,000 barrels of oil as of March 1, 1995, the effective date of the acquisition.

             Comstock, through its wholly-owned subsidiary, Comstock Natural Gas, Inc., is also acquiring Sonat's interests in the Crosstex Pipeline System and various other gathering systems primarily located in Harrison County, Texas. Comstock will operate the more than 78 miles of gathering systems serving 126 gas wells. The systems have a capacity of 65,000 Mcf per day and a current throughput of 23,000 Mcf per day.

             "This acquisition, which we expect to close in July, will be the largest transaction completed by the Company in its operating history", stated
M. Jay Allison, President and Chief Executive Officer. "The $51.25 million acquisition, combined with the $8.2 million acquisition that we closed on May 15, 1995, will double the Company's daily oil and gas production and will have a very significant impact on our reported earnings and cash flow beginning in the third quarter of 1995".

             Comstock Resources, Inc. is a rapidly growing independent energy company engaged in oil and gas property acquisitions and oil and gas exploration, development, and production in the United States.





      5005 LBJ FREEWAY . SUITE 1000 . DALLAS, TEXAS  75244 (214) 701-2000